Exhibit 10.2
Confidential - Signing Bonus Agreement
Prepared for: David Zito
Prepared date: December 2, 2024
Signing Bonus Amount: $400,000.00
In consideration of your employment with Premier Healthcare Solutions, Inc. (“Premier” or the “Company”), the Company agrees to pay you a signing bonus in the gross amount of $400,000.00 (the “Signing Bonus”), subject to your agreement to the terms and conditions below.
The Signing Bonus will be paid as soon as practicable following your first day of work with the Company in accordance with the Company’s regular payroll processes and will be less applicable withholdings for wages.

In order to keep the Signing Bonus, you must remain continuously employed with Premier in your role as President, Performance Services for the 18-month period following your first day of employment with Premier. If your employment with Premier is terminated for any reason during the first 18 months of your employment, other than for circumstances constituting a “Termination Without Cause” under your Employment Agreement, you agree that you shall repay and reimburse Premier for the full amount of any Signing Bonus payments made.

If your repayment obligation is triggered for any reason, you hereby authorize Premier to deduct any amounts owed by you from all wages, vacation pay, sick pay, other leave pay, floating holidays, expense reimbursements, bonuses, incentive compensation, severance pay, commissions, distributions, deferred compensation, dividends and other compensation that may be due to you by Premier (whether you continue to be employed by Premier or not), and to apply the same to the amounts you owe under this Agreement. The Signing Bonus repayment amount owed by you as set forth above shall be due and payable to Premier on or before the last day of your employment with the Company.

You further agree that in the event you fail to repay any outstanding repayment amounts due to Premier under this Agreement, such that it becomes necessary for Premier to pursue legal or other action against you for the collection of the same, Premier shall be entitled to, and you will be required to reimburse Premier for its costs and attorneys’ fees relating to any such proceeding or any other action to enforce its reimbursement rights.

In addition, you understand that this Agreement shall in no way change your at-will employment status with Premier; nothing herein constitutes a guarantee of continued employment with Premier for a specific duration. The terms of this Agreement are conclusive and binding on all parties.
Acknowledgement
By executing this document, you are confirming your understanding of and agreement to the above terms.

/s/ David Zito
David Zito

12/2/2024
Date

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